Exhibit 8.1

Subsidiaries of the registrant

Company name in English	Jurisdiction of Incorporation
Nidec America Corporation	U.S.A
Nidec Electronics GmbH	Germany
Nidec Electronics (Thailand) Co., Ltd.	Thailand
Nidec Precision (Thailand) Co., Ltd.	Thailand
Nidec Hi-Tech Motor(Thailand) Co., Ltd.	Thailand
Nidec (Dalian) Limited	China
Nidec Taiwan Corporation	Taiwan
Nidec Singapore Pte. Ltd.	Singapore
P.T. Nidec Indonesia	Indonesia
Nidec (H.K.) Co., Ltd.	Hong Kong
Nidec Philippines Corporation	Philippines
Nidec Precision Philippines Corporation	Philippines
Nidec Korea Corporation	Korea
Nidec-Kyori Corporation	Japan
Nidec Machinery Corporation	Japan
Nidec Total Service Corporation	Japan
Nidec Nemicon Corporation	Japan
Nidec Power Motor Corporation	Japan
Nidec Seiko Corporation	Japan
Nidec-Shimpo Corporation	Japan
Nidec-Read Corporation	Japan
Nidec-Read Taiwan Corporation	Taiwan
Nidec-Shimpo America Corporation	U.S.A
Coneart Kilns Incorporated	Canada
Shimpo Drives Incorporation	U.S.A
Nidec-Shimpo Philippines Corporation	Philippines
Shimpo-Ceramics Corporation	Japan
Nidec Tosok Corporation	Japan
Nidec Tosok (Vietnam) Co., Ltd.	Vietnam
Nidec Shibaura Corporation	Japan
Nidec Shibaura (Zhejiang) Co., Ltd.	China
Nidec Shibaura Electronics (Thailand)Co.,Ltd.	Thailand
Nidec System Engineering (Zhejiang) Corporation	China
Nidec (Zhejiang) Corporation	China
Nidec (Dongguan）Limited	China
Nidec (New Territories) Co., Ltd.	China
Nidec (Shanghai) International Trading Co.,Ltd.	China